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ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT) Form 002
Filing Fee: $25.00 revised 12/28/2001
Deliver 2 copies to: Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Please include a self-address envelope

The undersigned corporation, pursuant to (section) 7-110-106, Colorado Revised Statutes (C.R.S.), delivers these Articles of Amendment to its Articles of Incorporation to the Colorado Secretary of State for filing, and states as follows:

1. The name of the corporation is: Synergy Technologies Corporation
      (If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted: 2/18/02

3. The text of each amendment adopted (include attachment if additional space needed): The Articles of Incorporation are amended to increase the number of shares of common stock Synergy is authorized to issue from 50,000,000 shares to 100,000,000 shares.

4. If changing the corporation name, the new name of the corporation is: N/A

5. If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: N/A

6. Indicate manner in which amendment(s) was adopted (mark only one):

----- No shares have been issued or Directors elected -- Adopted by
      Incorporator(s)
----- No shares have been issued but Directors have been elected -- Adopted by the board of directors
----- Shares have been issued but shareholder action was not required -- Adopted by the board of directors
  X
----- The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group -- Adopted by the shareholders

7. Effective date (if not to be effective upon filing) N/A (Not to exceed 90 days).

8. The address to which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is: Synergy Technologies Corporation, 335-25th Street, S.E. Calgary, Alberta T2A 7H8, Canada.

         K. Warrick                Signer's Name-Printed Kelly Warrack
        ------------------------                         ------------------
        (individual's signature)   Signer's Title Secretary
                                                  -----------------

OPTIONAL. The electronic mail and/or Internet address for this entity is/are:

e-mail kwarrack@synergytechnologies.com

Web site synergytechnologies.com

The Colorado Secretary of State may contact the following authorized person regarding this document:

name Kelly Warrack address 335-25th Street, S.E., Calgary, Alberta

T2A 7H8 Canada voice* (403) 231-8418 fax (403) 290-1257

e-mail kwarrack@synergytechnologies.com

Disclaimer: This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.